Exhibit 4.1

ISECURETRAC CORP.

Amended and Restated
Certificate of Designation,
Preferences and Rights of Preferred Stock
Designated “Series C 8% Cumulative,
Compounding Exchangeable Preferred Stock”

iSecureTrac Corp. (the “Corporation”), a Corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY THAT:

(i)           the Restated Certificate of Incorporation of said Corporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of up to 5,000,000 shares of preferred stock, $.01 par value per share, of the Corporation (the “Preferred Stock”) in one or more series, of which 1,000,000 shares were designated “Series C 8% Cumulative, Compounding Exchangeable Preferred Stock” (“Series C Preferred Stock”) having the rights and privileges set forth in that certain Certificate of Designation, as filed with the Delaware Secretary of State on June 20, 2005 (“Original Certificate of Designation”) and are currently issued and outstanding; and

(ii)          Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation and Restated Bylaws of the Corporation, the Board has duly appointed a special committee thereof consisting of independent directors (the “Special Committee”) and authorized said Special Committee to propose amendments to the terms of Series C Preferred Stock as provided in the Original Certificate of Designation; and

(iii)         The Board, upon the recommendation of the Special Committee and with the consent of the sole holder of the issued and outstanding shares of the Series C Preferred Stock, has duly adopted the following resolutions in order to amend and restate in its entirety the Original Certificate of Designation in order to, among other things, designate an additional 1,800,000 authorized shares of the Preferred Stock of the Corporation as Series C Preferred Stock having the rights and preferences as described in said resolutions, eliminate the mandatory redemption feature set forth therein and make certain other changes designed to accommodate an additional series of Preferred Stock:

RESOLVED, that the designation and number of shares, the voting and other powers, the preferences and relative, participating, optional or other rights of, and the qualifications, limitations and restrictions on, that certain series of Preferred Stock, par value $.01 per share, of the Corporation designated “Series C 8% Cumulative, Compounding Exchangeable Preferred Stock” (the “Series C Preferred Stock”), having been initially set forth in that certain Certificate of Designation, as filed with the Delaware Secretary of State on June 20, 2005 (the “Original Certificate of Designation”), are hereby modified and amended so that they read, in their entirety, as follows:

Series C 8% Cumulative, Compounding
Exchangeable Preferred Stock

Section 1.            Designation and Amount.  There shall be a series of Preferred Stock that shall be designated as “Series C 8% Cumulative, Compounding Exchangeable Preferred Stock” (the “Series C Preferred Stock”).  The number of shares constituting such series shall be 2,800,000, of which 1,000,000 shares (the “Original Issue Amount”) are issued and outstanding on the date hereof and the remaining 1,800,000 shares may be issued from time to time as dividends on the Original Issue Amount in accord with the terms hereof.

Section 2.             Dividends.

(a)           Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation other than the Corporation’s Series D 8% Cumulative, Compounding Exchangeable Preferred Stock (the “Series D Preferred Stock”), shall be entitled to receive dividends payable in additional shares of Series C Preferred Stock in an amount per share equal to 0.08 shares of Series C Preferred Stock per annum compounded annually.  Dividends on shares of Series C Preferred Stock shall be payable, when, as and if declared by the Board yearly on the last day of June in each year (each, a “Yearly Dividend Payment Date”).

(b)           Dividends shall begin to accrue daily and be cumulative from the date of issue of such shares, or unless the date of issue is a Yearly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a yearly dividend and before such Yearly Dividend Payment Date, in either of which events such dividends shall begin to accrue daily and be cumulative from such Yearly Dividend Payment Date.  Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares entitled to such dividends.  The Board may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3.             Voting Rights.  The holders of shares of Series C Preferred Stock shall have the following voting rights:

(a)          Except as otherwise required by law, by Section 3(b), Section 4(c) and Section 10 hereof, the holders of shares of Series C Preferred Stock shall vote together with the holders of shares of the Series D Preferred Stock and the Common Stock of the Corporation, par value $.001 per share, (the “Common Stock”) on all matters submitted to the stockholders of the Corporation and not as a separate class, and each share of Series C Preferred Stock shall entitle the holder thereof to 11 votes (or the equivalent amount of voting power thereof as determined in good faith by the Board in case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise).  Notwithstanding the foregoing, with respect to the election of directors prior to the Termination Date (as defined below), the voting rights of the holders of Series C Preferred Stock shall be limited to those set forth in Section 3(b)(ii) hereof and, during such period, such holders of Series C Preferred Stock shall not have the additional right to vote together with the Common Stock for the election of other directors.

(b)          The holders of shares of Series C Preferred Stock shall have the following special director election rights:

(i)           The authorized number of directors constituting the Board of Directors of the Corporation shall be seven directors.

(ii)          Until the Termination Date, the holders of record of shares of Series C Preferred Stock and the holders of record of shares of Series D Preferred Stock, voting together as a single class, to the exclusion of the holders of Common Stock, shall be entitled to elect, by the affirmative vote of a majority in voting power of the holders of record of shares of Series C Preferred Stock and Series D Preferred Stock, at a meeting of stockholders or by written consent in lieu thereof, four directors of the Corporation (each a “Preferred Stock Director”). Until the Termination Date, any Preferred Stock Director who shall have been elected pursuant to the provisions of this Section 3(b) may be removed at any time without cause only by the affirmative vote of a majority in voting power of the holders of record of shares of Series C Preferred Stock and the holders of record of shares of Series D Preferred Stock, voting together as a single class, to the exclusion of the holders of Common Stock.  Any vacancy and any newly created directorships in a Preferred Stock Director seat may be filled only by the affirmative vote of a majority in voting power of the holders of record of shares of Series C Preferred Stock and the holders of record of shares of Series D Preferred Stock, voting together as a single class, to the exclusion of the holders of Common Stock.  Each Preferred Stock Director shall serve until the next annual meeting of stockholders or until his successor shall be elected and qualified, or until his or her earlier resignation or removal, or until his or her right to hold such office terminates pursuant to the provisions of this Section 3(b).

(iii)         The “Termination Date” shall mean the earliest date upon which either of the following events occur:  (A) less than an aggregate of 500,000 shares of Series C Preferred Stock and Series D Preferred Stock remain outstanding and (B) the holders of record of shares of Series C Preferred Stock and the holders of record of shares of Series D Preferred Stock, voting together as a single class, to the exclusion of the holders of Common Stock, elect, by the affirmative vote of a majority in voting power of the holders of record of shares of Series C Preferred Stock and the holders of record of shares of Series D Preferred Stock, to eliminate the special director election rights in this Section 3(b).  From and after the Termination Date, the holders of record of shares of Series C Preferred Stock shall be divested of the foregoing special voting rights provided by this Section 3(b).

(iv)         On the Termination Date, the term of office of each of the Preferred Stock Directors, shall forthwith and without further action, terminate, and each of the former Preferred Stock Directors shall automatically and without any further action remain on the Board and become a member of the Board at large until the next annual meeting of stockholders and until his or her successor shall be elected and qualified.

Section 4.             Certain Restrictions.

(a)          So long as the Series C Preferred Stock is outstanding the Corporation shall not:

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

(ii)          declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)         purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with or junior as to dividends or amounts payable upon dissolution of the Corporation to the Series C Preferred Stock.

(b)          The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(c)          So long as the Series C Preferred Stock is outstanding, the Corporation shall not issue or authorize for issuance shares of any class or series of capital stock of the Corporation other than Series C Preferred Stock, Series D Preferred Stock or Common Stock without the affirmative vote of the holders of two-thirds of the outstanding shares of the Series C Preferred Stock and Series D Preferred Stock, voting separately as a class.

Section 5.            Reacquired Shares.  Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof.  All such shares upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to any conditions and restrictions on issuance set forth herein.

Section 6.             Liquidation, Dissolution or Winding Up.

(a)           Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount per share (the “Series C Liquidation Preference”) equal to 105% of the Per Share Original Issue Price for all shares of Series C Preferred Stock outstanding, and all shares representing accrued and unpaid dividends thereon, whether or not declared, on the date of such payment.  The Per Share Original Issue Price shall be $11.00 for all shares of Series C Preferred Stock taken into account for purposes of establishing the Series C Liquidation Preference.

(b)         In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation that rank on a parity with the Series C Preferred Stock in respect thereof, which shall include the Series D Preferred Stock, then the assets available for such distribution shall be distributed ratably to the holders of shares of Series C Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(c)         A merger or consolidation of the Corporation into or with another entity shall, at the sole election by affirmative vote of the holders of record of two-thirds of combined voting power of the outstanding shares of the Series C Preferred Stock and Series D Preferred Stock (voting together as a single class), be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.            Ranking.  The Series C Preferred Stock shall rank on parity with the Series D Preferred Stock, but shall rank senior to all other series of Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

Section 8.            Optional Exchange Rights.

(a)         Each holder of shares of Series C Preferred Stock shall have the right, at any time and at such holder’s option, to exchange all but not less than all of such holder’s shares of Series C Preferred Stock for shares of Common Stock, warrants to purchase shares of Common Stock as set forth in this Section 8.

(b)         Each share of Series C Preferred Stock shall be exchangeable at the principal office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, for:

(i)           4.7826087 shares of validly issued, fully paid and non-assessable shares of Common Stock; and

(ii)          a warrant to purchase 6.2870447 shares of Common Stock at a price of $2.30 per share exercisable for five years following the Optional Exchange Date in a form mutually agreeable to the holders of Series C Preferred Stock and the Corporation (collectively, the “Exchange Consideration”).

In each case, the number of shares of Common Stock described in this Section 8(b) shall be adjusted as determined in good faith by the Board in case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise).

(c)          Shares of Series C Preferred Stock shall be deemed to have been exchanged immediately prior to the close of business on the day of the surrender of the certificate or certificates for such shares for exchange in accordance with the foregoing provisions, and the person or persons entitled to receive the Exchange Consideration shall be treated for all purposes as the record holder or holders of shares of Common Stock issuable upon exchange at such time.  As promptly as practicable on or after the exchange date, the Corporation shall issue and deliver at such office or offices aforesaid a certificate or certificates for the number of shares of Common Stock issuable upon such exchange, together with the warrants, and accrued but unpaid dividend, interest and distributions payable upon exchange, to the person or persons entitled to receive the same.

(d)          For purposes of this Section 8, the term “Optional Exchange Date” means the date on which the shares of Series C Preferred Stock are to be exchanged for the Exchange Consideration by the Corporation.

(e)          For purposes of this Amended and Restated Certificate of Designation, Preferences and Rights of Series C 8% Cumulative, Compounding Exchangeable Preferred Stock (the “Amended Certificate of Designation”), the term “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(f)           For purposes of this Amended Certificate of Designation, the term “Trading Days” means any day on which Nasdaq is open for trading, or if the shares of Common Stock are not quoted on Nasdaq, any day on which the principal national securities exchange or national quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for trading, or if the shares of Common Stock are not so listed, admitted to trading or quoted, any Business Day.

Section 9.             Mandatory Exchange.

(a)          If at any time prior to the Termination Date, the Closing Price of a share of Common Stock is or exceeds $20.00 per share (or the equivalent value thereof as determined in good faith by the Board in case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise) for at least 120 consecutive Trading Days, then the Board (with the Preferred Stock Directors abstaining from voting or any duly authorized committee thereof) may, at its option, require the holders of the Series C Preferred Stock to exchange all but not less than all of the then outstanding shares of Series C Preferred Stock into shares of Common Stock, warrants to purchase shares of Common Stock as set forth in this Section 9.

(b)           Each share of Series C Preferred Stock shall be exchangeable at the principal office of the Corporation, and at such other office or offices, if any, as the Board may designate, for the Exchange Consideration determined in the manner set forth in Section 8(b) hereof adjusted as determined in good faith by the Board in case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise).

(c)           Immediately upon the effectiveness of the action of the Board ordering the exchange of all of the shares of Series C Preferred Stock pursuant to paragraph (a) of this Section 9 and without any further action and without any notice, all rights with respect to the Series C Preferred Stock shall terminate and the only right thereafter of a holder of such Series C Preferred Stock shall be to receive the Exchange Consideration.  The Corporation shall promptly give public notice via press release of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange.  The Corporation shall promptly mail a notice of any such exchange to all of the holders of the Series C Preferred Stock so exchanged at their last addresses as they appear upon the registry books of the Corporation.  Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.  Each such notice of exchange will state, in addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Stock may be listed or admitted to trading: (i) the Mandatory Exchange Date; and (ii) the place or places where certificate or certificates for such stock are to be surrendered for exchange.

(d)           For purposes of this Amended Certificate of Designation, the term “Closing Price” with respect to a share of Common Stock on any day means, the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities quoted on Nasdaq or, if the shares of Common Stock are not quoted on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not quoted on Nasdaq and not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of Common Stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the shares of Common Stock.  If the shares of Common Stock are not publicly held or so listed, quoted or publicly traded, the term “Closing Price” means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

(e)           For purposes of this Section 9, the term “Mandatory Exchange Date” means the date on which the shares of Series C Preferred Stock are to be exchanged for the Exchange Consideration by the Corporation.

Section 10.            Amendment.  At any time that any shares of Series C Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be amended, directly or indirectly, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, voting separately as a class.

Section 11.            Fractional Shares.  Series C Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, and participate in distributions and to have the benefit of all other rights of holders of shares of Series C Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer, this 30th day of June 2011.

ISECURETRAC CORP.

By:	/s/ Peter A. Michel
Name: Peter A. Michel
Title: President and CEO